Exhibit 99.2

Risks Related to the Walter Transactions

The purchase of approximately $33 billion UPB of conventional MSRs by the Company from Walter may not close.

The Company and Walter have announced an agreement for the purchase and sale of approximately $33 billion UPB of MSRs for a purchase price of approximately $215 million. The transaction contains terms, representations and warranties, covenants and indemnification provisions, and is subject to conditions precedent, such as regulatory and GSE approvals. Accordingly, we cannot provide any assurance that all of these conditions will be satisfied. If any of the conditions are not satisfied, the transaction may not close.

The Company has no legal obligation to and may not purchase the $35 billion UPB of MSRs of WCO.

The Company has agreed in principle to purchase substantially all of the assets of WCO along with certain related assets owned by Walter, which, collectively, represent approximately $35 billion UPB of MSRs for a purchase price of approximately $264 million. This agreement in principle is not legally binding and neither Walter nor the Company has a legal obligation to complete this purchase. The transaction, which is subject to negotiation and execution of definitive documentation, is expected to contain the same general terms, including terms, representations and warranties, covenants and indemnification provisions, and be subject to the same conditions precedent, such as regulatory and GSE approvals, as the flow and bulk agreement for the purchase and sale of MSRs (the “Purchase Agreement”) between a wholly-owned subsidiary of the Company, New Residential Mortgage LLC (“NRM”), and Ditech Financial LLC (“Ditech”). There can be no assurance that definitive documentation will be entered into on the terms described herein, or at all.

The Company has no legal obligation to and may not purchase the MSRs of newly-originated or newly-acquired residential mortgage loans under the forward flow agreement.

The Company, through its wholly-owned subsidiary, NRM, has entered into a forward flow arrangement with Walter to acquire MSRs of newly-originated or newly-acquired residential mortgage loans. However, this agreement is subject to the parties’ mutual agreement on pricing. Should the parties fail to agree on pricing, the Company has no legal obligation to and may not acquire any MSRs under the forward flow agreement. In addition, the completion of the purchase is subject to various conditions and we cannot provide assurance that all of these conditions will be satisfied. If the conditions are not satisfied, the transaction may not close.

Our business and the value of our assets could be materially and adversely affected if Walter is unable to adequately perform its duties as a result of, among other things:

•	its failure to comply with applicable laws and regulation;

•	its failure to maintain sufficient liquidity or access to sources of liquidity;

•	its failure to perform its loss mitigation obligations;

•	its failure to perform adequately in its external audits;

•	a failure in or poor performance of its operational systems or infrastructure;

•	regulatory or legal scrutiny regarding any aspect of a its operations, including, but not limited to, servicing practices and foreclosure processes lengthening foreclosure timelines;

•	its failure to subservice the mortgage loans related to any MSRs acquired by us in accordance with applicable laws, requirements or our subservicing agreement with Walter; or

•	any other reason.

We rely heavily on mortgage servicers to achieve our investment objectives and have no direct ability to influence their performance.

The value of the assets we may acquire pursuant to the Walter Transactions will be dependent on the satisfactory performance of Walter’s servicing obligations under our subservicing agreement with Walter. Our duties and obligations with respect to the MSRs and advances that we may acquire from Walter are defined through contractual agreements with the related GSEs, generally referred to as Servicing Guides (the “Servicing Guidelines”). Our investment in MSRs is subject to all of the terms and conditions of the applicable Servicing Guidelines. Under the Servicing Guidelines, a servicer may be terminated by the applicable GSE for any reason, “with” or “without” cause, for all or any portion of the loans being serviced for such GSE. We will be the legal owner of the MSRs acquired from Walter and, as our subservicer, Walter will perform all daily servicing obligations. If Walter does not perform in accordance with the Servicing Guides or our subservicing agreement, or otherwise ceases to be viewed by the GSEs as a credible servicer, we may be terminated by a GSE and may lose all, or a portion of, our investments serviced by Walter.

In order to realize any value on our MSRs under such circumstances, among other things, a new servicer must be willing to pay for the right to service the applicable mortgage loans while assuming responsibility for the liabilities associated with origination and prior servicing of such mortgage loans. In addition, any payment received from a successor servicer will be applied first to pay the GSE for all of its claims and costs associated with the servicing of the mortgage loans.

We have significant counterparty concentration risk in Walter.

If the Walter Transactions are consummated, a material portion of our MSR portfolio will be subserviced by Walter. If Walter’s servicing performance deteriorates, or in the event that Walter files for bankruptcy or if Walter is unwilling or unable to continue to subservice MSRs for us, our expected returns on these investments would be severely impacted. We closely monitor Walter’s mortgage servicing performance and overall operating performance, financial condition and liquidity, as well as its compliance with applicable regulations and GSE servicing guidelines. We have various information, access and inspection rights in our agreements with Walter that enable us to monitor their financial and operating performance and credit quality, which we periodically evaluate and discuss with Walter’s management. However, we have no direct ability to influence Walter’s performance, and our diligence cannot prevent, and may not even help us anticipate, a severe deterioration of Walter’s servicing performance on our MSR portfolio.

The level of indebtedness at Walter could adversely affect its financial ability, limit its ability to service our loans effectively and expose us to operating and financial risk.

Walter has material debt obligations today and may incur additional indebtedness in the future, each of which could have materially adverse consequences to Walter, including increasing its vulnerability to economic downturns or its ability to sustain adverse changes in general economic, industry, competitive conditions, government regulations and rating agency actions. Additionally, Walter may not be able to generate sufficient cash from operations to service its indebtedness and may not be able to extend or refinance its indebtedness. The inability of Walter to service its indebtedness either through cash flows from operations or refinancing of its debt could impair its ability to service our loans effectively or could result in the incurrence of capital expenditure which could impair the value of our MSRs and advances. As a result, we may elect to, or could be required by the GSEs to, transfer servicing of our MSRs serviced by Walter to another subservicer, which may result in significant cost and may negatively impact the value of our MSRs.

Our ability to finance assets serviced by Walter may depend on Walter’s cooperation with our lenders and compliance with certain covenants.

If we choose to finance some or all of the MSRs or servicer advances that may be serviced by Walter, we will be subject to substantial operational risks associated with Walter in connection with any such financing. In our current financing facilities for Excess MSRs and servicer advances, the failure of the related servicer to satisfy various covenants and tests can result in an amortization event and/or an event of default. Our lenders may require us to include similar provisions in any financing we obtain relating to the MSRs and servicer advances serviced by Walter. If we decide to finance such assets, we will not have direct ability to control Walter’s compliance with any such covenants and tests and the failure of Walter to satisfy any such covenants or tests could result in a partial or total loss on our investment. Some lenders may be unwilling to finance any assets subserviced by Walter or any of its subsidiaries under any circumstances.

Furthermore, our ability to obtain financing for the servicer advances related to mortgage loans serviced by Walter may be dependent on Walter’s agreement to be a party to such financing agreements. If Walter does not agree to be a party to such financing agreements for any reason, we may not be able to obtain financing on favorable terms or at all.

A bankruptcy of Walter could materially and adversely affect us.

A sale of MSRs and servicer advances from Walter could be re-characterized as a pledge of such assets in a bankruptcy proceeding. We believe that Walter’s transfer to us of MSRs and servicer advances pursuant to the Walter Transactions, will constitute a sale of such assets, in which case such assets would not be part of Walter’s bankruptcy estate. A bankruptcy trustee, or any other party in interest in a bankruptcy proceeding, however, might assert that MSRs and servicer advances transferred to us were not sold to us but were instead pledged to us as security for Walter’s obligation to repay amounts paid by us to Walter pursuant to the related purchase agreement. If such assertion were successful, all or part of the MSRs and servicer advances transferred to us pursuant to the related purchase agreement would constitute property of Walter’s bankruptcy estate, and our rights against Walter would be those of a secured creditor with a lien on such assets. Under such circumstances, cash proceeds generated from our collateral would constitute “cash collateral” under the provisions of the U.S. bankruptcy laws. Under U.S. bankruptcy laws, the servicer could not use our cash collateral without either (a) our consent or (b) approval by the bankruptcy court, subject to providing us with “adequate protection” under the U.S. bankruptcy laws.

If such a recharacterization occurs, the validity or priority of our security interest in the MSRs and servicer advances acquired from Walter could be challenged in a bankruptcy proceeding of Walter. If the purchases pursuant to the related purchase agreement are recharacterized as secured financings as set forth above, we nevertheless created and perfected security interests with respect to the MSRs that we may have purchased from Walter by including a pledge of collateral in the related purchase agreement and filing financing statements in appropriate jurisdictions. Nonetheless, our security interests may be challenged and ruled unenforceable, ineffective or subordinated by a bankruptcy court. If this were to occur, then Walter’s obligations to us with respect to purchased MSRs and servicer advances would be deemed unsecured obligations, payable from unencumbered assets to be shared among all of Walter’s unsecured creditors. In addition, even if the security interests are found to be valid and enforceable, if a bankruptcy court determines that the value of the collateral is less than Walter’s underlying obligations to us, the difference between such value and the total amount of such obligations will be deemed an unsecured “deficiency” claim and the same result will occur with respect to such unsecured claim. In addition, even if the security interest is found to be valid and enforceable, Walter would have the right to use the proceeds of our collateral subject to either (a) our consent or (b) approval by the bankruptcy court, subject to providing us with “adequate protection” under U.S. bankruptcy laws. Walter also would have the ability to confirm a chapter 11 plan over our objections if the plan complied with the “cramdown” requirements under U.S. bankruptcy laws.

Even if we are successful in arguing that we own the MSRs and servicer advances purchased under the purchase agreement with Walter, we may need to seek relief in the bankruptcy court to obtain turnover and payment of amounts relating to such assets, and there may be difficulty in recovering payments in respect of such assets that may have been commingled with other funds of Walter.

The Subservicing Agreement with Walter could be rejected in a bankruptcy proceeding.

If Walter were to file, or to become the subject of, a bankruptcy proceeding under the United States Bankruptcy Code or similar state insolvency laws, Walter (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee could reject its subservicing agreement with us and terminate Walter’s obligation to service the MSRs or servicer advances in which we have an investment. Any claim we have for damages arising from the rejection of a subservicing agreement would be treated as a general unsecured claim for purposes of distributions from Walter’s bankruptcy estate.

Any purchase agreement pursuant to which we purchase MSRs or servicer advances from Walter could be rejected in a bankruptcy proceeding of Walter.

Walter (as debtor-in-possession in the bankruptcy proceeding) or a bankruptcy trustee appointed in Walter’s bankruptcy proceeding could seek to reject our subservicing agreement with Walter and thereby terminate Walter’s obligation to service the MSRs and servicer advances transferred pursuant to our subservicing agreement. If the bankruptcy court approved the rejection, we would have a claim against Walter for any damages from the rejection and the resulting transfer of servicing of our MSRs to another subservicer may result in significant cost and may negatively impact the value of our MSRs.

Walter could discontinue servicing or may be unwilling to continue servicing for us.

Upon a discontinuance or bankruptcy of Walter, because we do not and in the future may not have the employees, servicing platforms, or technical resources necessary to service mortgage loans, we would need to engage an alternate subservicer which may not be readily available on acceptable terms or at all.

Walter has been and is subject to certain federal and state regulatory matters and certain other litigation.

Walter and its subsidiaries have been and continue to be subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations and threatened legal actions and proceedings. In connection with formal and informal inquiries, Walter receives numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of Walter’s activities, including whether certain of Walter’s residential loan servicing and originations practices, bankruptcy practices and other aspects of its business comply with applicable laws and regulatory requirements. Walter cannot provide any assurance as to the outcome of any of the aforementioned actions, proceedings or inquiries, or that such outcomes will not have a material adverse effect on Walter’s reputation, business, prospects, results of operations, liquidity or financial condition.

Below are descriptions of certain regulatory and litigation matters that Walter has disclosed publicly:

•	In April 2015, Walter announced that its wholly owned mortgage subservicing subsidiary, Ditech, entered into a stipulated order with the Federal Trade Commission (“FTC”) and the Consumer Financial Protection Bureau (“CFPB”) to resolve allegations resulting from an investigation by the FTC and CFPB that started in 2010 and continued into 2015 (“Stipulated Order”). According to Walter’s disclosure, the key elements to the Stipulated Order included injunctive relief, including establishing a data integrity program and a home preservation program, as well as payments of (i) $18 million for alleged misrepresentations relating to payment methods that entail convenience fees; (ii) $30 million for alleged misrepresentations related primarily to the time it would take to review short sale requests and for alleged delays in processing loan modifications in servicing transfers; and (iii) a $15 million civil money penalty. Ditech remains subject to various ongoing obligations under the terms of the Stipulated Order, including requirements relating to data integrity testing, loan transfer practices, consumer disclosure practices, record-keeping, and compliance reporting and monitoring.

•	Walter has received various subpoenas for testimony and documents, motions for examinations pursuant to Federal Rule of Bankruptcy Procedure 2004, and other information requests from certain Offices of the United States Trustees, acting through trial counsel in various federal judicial districts, seeking information regarding an array of Walter’s policies, procedures and practices in servicing loans to borrowers who are in bankruptcy and Walter’s compliance with bankruptcy laws and rules. The information has been provided in response to these subpoenas and requests and Walter’s management have met with representatives of certain Offices of the United States Trustees to discuss various issues that have arisen in the course of these inquiries, including compliance with bankruptcy laws and rules. The outcome of the aforementioned proceedings and investigations cannot be predicted, which could result in requests for damages, fines, sanctions, or other remediation. Walter could face further legal proceedings in connection with these matters, and may seek to enter into one or more agreements to resolve these matters. Any such agreement may require Walter to pay fines or other amounts for alleged breaches of law and to change or otherwise remediate Walter’s business practices.

•	From time to time, Walter has received and may in the future receive subpoenas and other information requests from federal and state governmental and regulatory agencies that are examining or investigating Walter. Walter and certain of its current or former officers have received subpoenas from the SEC requesting documents, testimony and/or other information in connection with an investigation concerning trading in Walter’s securities. Walter and the aforementioned officers are cooperating with the investigation. Walter cannot provide any assurance as to the outcome of the aforementioned investigations or that such outcomes will not have a material adverse effect on Walter’s reputation, business, prospects, results of operations, liquidity or financial condition.

•	Since mid-2014, Walter has received subpoenas for documents and other information requests from the offices of various state attorneys general who have, as a group and individually, been investigating Walter’s mortgage servicing practices. According to Walter’s public filings, Walter has provided information in response to these subpoenas and requests and has had discussions with representatives of the states involved in the investigations to explain Walter’s practices. Walter may seek to reach an agreement to resolve these matters with one or more states. Any such agreement may include, among other things, enhanced servicing standards, monitoring and testing obligations, injunctive relief and payments for remediation, consumer relief, penalties and other amounts. Walter cannot predict whether litigation or other legal proceedings will be commenced by one or more states in relation to these investigations.

•	Walter is involved in litigation, including putative class actions, and other legal proceedings concerning, among other things, lender-placed insurance, private mortgage insurance, bankruptcy practices, employment practices, the Consumer Financial Protection Act, the Fair Debt Collection Practices Act, the Telephone Consumer Protection Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Electronic Funds Transfer Act, the Equal Credit Opportunity Act, and other federal and state laws and statutes.

•	On August 28, 2015, Walter’s wholly owned subsidiary, Reverse Mortgage Solutions, Inc. (“RMS”), received a Civil Investigative Demand (“CID”) from the CFPB to produce certain documents and answer questions relating to RMS’s marketing and provision of reverse mortgage products and services. According to Walter’s public filings, RMS has been cooperating with the CFPB by responding to the CID, and the CFPB investigation staff have advised RMS that they are considering seeking authority from the Director of the CFPB to institute an enforcement action against RMS in relation to potential violations by RMS of consumer financial protection laws and regulations. Walter has reported that RMS has provided a response to the CFPB denying these allegations.

•	Walter has also disclosed that RMS has received (i) a subpoena from the Office of Inspector General of the U.S. Department of Housing and Urban Development requiring RMS to produce documents and other materials relating to, among other things, the origination, underwriting and appraisal of reverse mortgages for the time period since January 1, 2005, and (ii) a letter from the New York Department of Financial Services requesting information on RMS’s reverse mortgage servicing business in New York.

•	On June 17, 2016, the Walter’s board of directors received a letter from a stockholder demanding that the board of directors assert legal claims against certain current and former directors and officers of Walter. The stockholder alleged that these directors and officers breached their fiduciary duties by failing to oversee Walter’s operations and internal controls regarding its loan servicing, loan origination, reverse mortgage and financial reporting practices. According to Walter’s public filings, Walter’s board of directors has appointed an evaluation committee to consider the demand letter and the matters raised therein.

The outcome of all of Walter’s regulatory matters and other legal proceedings is uncertain, and it is possible that adverse results in such proceedings (which could include restitution, penalties, punitive damages and injunctive relief affecting Walter’s business practices) and the terms of any settlements of such proceedings could have a material adverse effect on Walter’s reputation, business, prospects, results of operations, liquidity or financial condition. In addition, governmental and regulatory agency examinations, inquiries and investigations may result in the commencement of lawsuits or other proceedings against Walter or its personnel. Although Walter has historically been able to resolve the preponderance of its ordinary course litigations on terms it considered favorable and without a material effect, this pattern may not continue and, in any event, individual cases could have unexpected materially adverse outcomes, requiring payments or other expenses in excess of amounts already accrued. Walter cannot predict whether or how any legal proceeding will affect Walter’s business relationship with actual or potential customers, Walter’s creditors, rating agencies and others. In addition, cooperating in, defending and resolving these legal proceedings consume significant amounts of management time and attention and could cause Walter to incur substantial legal, consulting and other expenses and to change Walter’s business practices, even in cases where there is no determination that Walter’s conduct failed to meet applicable legal or regulatory requirements.